EXPLANATORY NOTE: [*] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A FOIA REQUEST FOR CONFIDENTIAL TREATMENT.

Exhibit 10.21

Caterpillar Inc.

BCPD

5008 Womack Rd

Sanford, NC 27330

October 3, 2017

ASV Holdings, Inc.
Attention:  Jim DiBiagio
840 Lily Lane
Grand Rapids, MN 55744

Re:	Pricing Agreement for multi terrain loader undercarriages and service parts.

Dear Jim:

The Building Construction Products Division of Caterpillar Inc. (“Caterpillar”) purchases certain multi terrain loader undercarriages and service parts (the “Products”) from ASV Holdings, Inc. (“Seller”).  Caterpillar and Seller are each a party (“Party”) to this letter and collectively may be referred to as parties (“Parties”).  This letter (the “Pricing Agreement”) spells out the commercial terms applicable to the purchase and sale of the Products.

Purchase and Sale

.  For the duration of the term of this Pricing Agreement, Seller shall supply and Caterpillar shall purchase the quantity of Product marked as firm in Purchase Order’s issued by Caterpillar to Seller.

Term and Termination

.  This Pricing Agreement shall become effective on January 1, 2018 (the “Effective Date”) and will terminate on December 31, 2020 (the “Term”).  Notwithstanding anything in the previous sentence, Sections 6, 7, and 8 shall survive the termination of this Pricing Agreement and the termination of this Pricing Agreement shall not affect any rights a Party has with respect to the breach of this Pricing Agreement by the other Party prior to such termination.

Pricing for Product

.  Prices for the Product as of the Effective Date shall be the 2017 pricing for such Product.  Such prices include any and all charges and expenses for the Products ordered (including but not limited to, any charges for boxing, packing, crating, cartage, taxes or other charges).  If the price on Seller’s invoice does not match the price on Buyer’s corresponding Purchase Order, then the payment due for such invoice shall be the Purchase order price until the discrepancy is resolved.  Prices shall not change, except pursuant to the following price adjustment mechanisms:

Pricing Review

.  Pricing will be reviewed and agreed upon by the Parties for adjustment on January 1, 2019 and January 1, 2020.  Any price adjustment (upward or downward) will be put into effect each year on January 1 for the remainder of the Term.  Seller will provide the requested price change to Caterpillar by October 1 of each year to allow adequate time for review and implementation.

Commodity Price Adjustment

.  Changes in the price of steel and/or rubber contained in the Products (each, a “Commodity”) may cause Product prices to increase or decrease pursuant to the following mechanisms.

Indices

.  The following indices shall be used to calculate the commodity price adjustments:

(A)Tracks and wheels will follow the SMR20 Natural Rubber and the Butadiene indices; and

(B)All steel components will follow the Bureau of Labor Statics - US Producer price indices of (1504) ductile iron castings and (101703) hot rolled steel sheet and strip.

Base Price and Current Price

.  The initial Base Commodity Price for each Commodity shall be the price of such Commodity on the applicable index on the Effective Date.  On September 1 of each year during the term of this Agreement (each, a “Calculation Date”), the Current Commodity Price shall be calculated as the average of the daily closing prices for such Commodity on the applicable index for the twelve (12) months immediately preceding the Calculation Date.  Any changes to Product price shall be effective on January 1 following the Calculation Date.  After a commodity price adjustment is made, the Base Commodity Price for the relevant Commodity shall be reset at the Current Commodity Price.

Price Adjustment Mechanism

.  On each Calculation Date, the Base Commodity Price per unit of weight shall be subtracted from the Current Commodity Price per unit of weight.  The resulting difference shall be multiplied by the percentage content by weight of the Commodity contained in the Product (using the same unit of weight used in the Current Commodity Price).  The resulting product shall be added to the then-current Product price.  The resulting sum shall be the new Product price.  This process shall be repeated for each Commodity if there is more than one.  A summation of all price changes for an assembly will be combined for the total change in Product price.  Production parts will be multiplied by a [*] factor to determine the applicable price adjustment.  Service parts for these parts will be multiplied by a factor of [*].  For the avoidance of doubt, any change in the Current Commodity Price from the Base Commodity Price will trigger a price adjustment.  An indication of a change up or down coming in January will be provided by Seller to Caterpillar prior to October 1.

Exception to Price Adjustment Mechanism

.  An exception to the previously described price adjustment methodology is for the [*] drive motors.  Seller increases or decreases with the drive motor costs will be passed through at the time of motor increase or decrease for the duration of the Term.  The [*] quote and invoice will be used as proof that part pricing changes are warranted.

Service Part Pricing

.  The price adjustments for primary components are covered above with one additional method allowed for service part pricing.  This method is for any other service parts that fall below a [*] margin level.  Those parts will be subject to an annual one time price adjustment to meet the minimum requirements during the Pricing Agreement.  The parts for adjustment January 1, 2018 are as follows:

[*] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] Page 2 of 5

ASV PIN	Cat PIN	Description	Base Price	New Price
2035-238	258-3112	SEAL INTERNAL END	[*]	[*]
2035-391	280-5026	RETAINER INNER 53MM	[*]	[*]
2035-321	258-3021	ASSY HUB SPOOL 10"	[*]	[*]
2035-360	259-3026	RETAINER SEAL INNER	[*]	[*]
2035-310	258-3114	WLMT, TENSIONER END, W/HOLE	[*]	[*]
0702-210	224-9409	WASHER, 4.41x2.00x.104	[*]	[*]
0703-189	261-6150	SPROCKET, MACHINED, THICK	[*]	[*]
0307-093	204-1371	LOCK, AXLE, CARRIAGE	[*]	[*]
2035-809	327-7723	WLMT RAIL SINGLE LEVEL	[*]	[*]
2035-683	258-3123	TABLE MACHINE RH BON FIG (CAT 258-3123)	[*]	[*]
2035-682	258-3124	TABLE MACHINE LH BON FIG (CAT 258-3124)	[*]	[*]
0700-282	261-6151	SPROCKET, MACHINED	[*]	[*]
2035-324	258-3020	ASSY, HUB, SPOOL, 10', WHEELS	[*]	[*]
2020-006	238-7710	WLMT, TUB, OPEN, RH	[*]	[*]
0700-019	199-5288	WLMT, TUB, I	[*]	[*]
0700-059	199-5370	WLMT, PIVOT, CARRIAG6	[*]	[*]
2035-296	258-3084	RING, SPROCKET, INNER	[*]	[*]
2035-195	258-3085	SPROCKET, MACH, C-SERIES	[*]	[*]
0703-211	305-9260	WHEEL MACHINED 14" SPLIT	[*]	[*]

Price Reduction

.

i)Caterpillar has requested a price adjustment on the following parts:

Caterpillar part #	Description
212-6628	Wheels
372-5776	Wheels
325-8624	Tracks
325-8625	Tracks
238-7664	Tracks
220-8161	Tracks
234-0742	Sprocket
280-5091	Sprocket
389-7577	Sprocket

ii)A [*] reduction on the sprocket and wheel pricing will take effect January 1, 2018.  Any price or freight reductions for the track part numbers will continue to be shared as a part of the [*] drop ship project or any other track cost reduction projects.

iii)Caterpillar and Seller will share any future cost reductions that require any joint development and machine validation on a project by project share basis.  This will run for the Term of the Pricing Agreement.  Any resourcing investigations must not violate any Seller patent protection.

Delivery

.

a)Caterpillar will provide Seller with a forecast of its needs for equipment and parts for the twelve (12) months following the Effective Date.  Seller acknowledges that all forecasts or other estimates provided to Seller by Buyer are non-binding, and it shall not be entitled

[*] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] Page 3 of 5 to and shall not rely on such forecasts or estimates as binding commitments unless they are expressly stated as firm orders by Buyer in writing.

b)Seller and Caterpillar will together work in good faith to reduce order lead times and improve order flexibility time for Caterpillar from the current ninety (90) day fixed order time.  Such reductions may involve alternate suppliers and may, with the agreement of both Parties, change product cost.  Until a new lead time procedure is reached, the current ninety (90) day fixed order lead time will remain in effect.  When an improved lead time agreement is reached, an addendum will be added to this Pricing Agreement reflecting the new terms.

Other Terms and Conditions

.  All work performed and Product provided pursuant to this Pricing Agreement shall be governed by the terms and conditions contained or referenced in any Purchase Order issued by Buyer (the “POTCs”), and the terms of the POTCs are incorporated into this Pricing Agreement as if fully rewritten herein.  Except as expressly stated herein, nothing contained in this Pricing Agreement shall be deemed or construed to amend, supplement, or modify the POTCs or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.  In the event of any conflict or ambiguity between this Pricing Agreement and the POTCs, this Pricing Agreement shall control.

Governing Law

.  This Pricing Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Illinois.

Confidentiality

.  Caterpillar considers this Pricing Agreement, related discussions, negotiations, correspondence (whether electronic or otherwise), and other documents related to the subject matter of this Pricing Agreement to be confidential information and shall not be disclosed by Seller or Caterpillar without the written consent of both parties, except to the extent that disclosure is required by law or by a court or other governing authority.  When disclosure is required, the Party making the disclosure shall provide notice of the intended disclosure to the other Party and shall take all reasonable steps to limit the extent of the disclosure to the minimum required to comply with its legal obligations.  All such information (except information as may be established to be in the public domain) will be held in confidence and Seller and Caterpillar will exercise the same degree of care to hold such information in confidence as it uses with respect to its own trade secrets or confidential and proprietary information, but in no event less than reasonable care.  Neither Party shall have any obligation with respect to any Information that is or becomes publicly available without fault of the Party receiving the Information.

Miscellaneous

.  Neither this Pricing Agreement nor any rights or obligations hereunder may be assigned, delegated, or conveyed by either Party without the prior written consent of the other Party.  The Parties agree this Pricing Agreement may be stored electronically and may be executed in one or more counterparts, each of which will be deemed an original, and all of which constitute one and the same instrument.  Each Party will execute and promptly deliver to the other Party a copy of this Pricing Agreement bearing an Original Signature.  “Original Signature” in this context means a copy of an actual signature of a Party that is reproduced or transmitted via email of readable electronic file (PDF preferred), photocopy, or other process of complete and accurate reproduction and transmission.  The headings of the various sections of this

[*] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] Page 4 of 5

Pricing Agreement have been inserted for reference only and shall not be deemed to be a part of this Pricing Agreement.

If you are in agreement with the terms set forth above, please sign this Pricing Agreement in the space provided below and return an executed copy to the attention of Irlanda Freeman, 5008 Womack Rd., Sanford, NC 27330, +1 (919) 777-2209, Freeman_Irlanda@cat.com.

Sincerely,

Caterpillar Inc.

By:  /s/ Ken Hoefling
Name:Ken Hoefling
Title:Vice President, BCPD

AGREED TO AND ACCEPTED BY:

ASV Holdings, Inc.

By:  /s/ Jim DiBiagio
Name:Jim DiBiagio
Title:Chief Operating Officer, ASV Holdings, Inc.